Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-201052

PROSPECTUS

INSITE VISION INCORPORATED

5,078,070 Shares of Common Stock

This prospectus covers the resale by the selling stockholders identified in this prospectus of up to an aggregate of 5,078,070 shares of our common stock issuable upon the exercise of outstanding warrants. The warrants were issued and sold to the selling stockholders in a private placement in October, November and December, 2014.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered hereby. However, we will receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for general corporate purposes.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

Our common stock is quoted on the OTC Bulletin Board under the symbol “INSV.” On February 18, 2015, the closing bid price per share of our common stock was $0.22 per share.

We will pay the expenses related to the registration of the shares of common stock covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” beginning on page 3 of this prospectus and the risk factors incorporated by reference in this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 17, 2015.

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SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus, including the section entitled “Risk Factors” and the risk factors incorporated by reference in this prospectus as described in that section, and our financial statements and the notes thereto and other information incorporated by reference in this prospectus from our other filings with the Securities and Exchange Commission, or the SEC. In this prospectus, unless the context indicates otherwise, the terms “company,” “we,” “us,” and “our” refer to InSite Vision Incorporated, a Delaware corporation, and its subsidiaries.

Our Company

Overview

We are an ophthalmic product development company advancing ophthalmic pharmaceutical products to address unmet eye care needs. Our current portfolio of products is based on our proprietary DuraSite® sustained drug delivery technology. Our near term strategy is to primarily focus on filing New Drug Applications for BromSite and DexaSite with the United States Food and Drug Administration.

Our principal executive offices are located at 965 Atlantic Avenue, Alameda, California 94501 and our telephone number is (510) 865-8800. Our website address is www.insitevision.com. Except for the documents referred to in the section “Incorporation of Certain Information by Reference,” which are specifically incorporated by reference in this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

The Offering

Common stock offered by the selling stockholders:	5,078,070 shares

Common stock to be outstanding after the offering:	137,029,103 (1)

OTC Bulletin Board symbol:	INSV

Use of Proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash for general corporate purposes.

Risk Factors:	See “Risk Factors” beginning on page 3 and the risk factors incorporated by reference in this prospectus as described in that section, and the other information included in this prospectus or incorporated by reference for a discussion of factors you should consider before making an investment decision

(1)	The number of shares of common stock outstanding after the offering is based on the number of shares of common stock outstanding as of February 18, 2015, assuming the full exercise of the Warrants to purchase 5,078,070 shares of common stock. This number does not include shares of common stock issuable upon exercise of (i) other outstanding warrants, or (ii) options granted or available for grant under our equity incentive and compensation plans.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, as well as those set forth in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K (whichever is most recent) on file with the SEC, which are incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed. In addition, risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, financial condition and results of operations. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.

Risks Related to this Offering

Sales of shares issued in the Offering may cause the market price of our shares to decline.

Since the initial closing of the sale and issuance of 12% Senior Secured Notes on October 9, 2014, we issued Warrants to purchase up to 5,078,070 shares of common stock. We agreed to register with the SEC the shares of common stock issuable upon exercise of the Warrants. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. Upon the effectiveness of the registration statement, an aggregate of 5,078,070 shares of common stock issuable upon exercise of the Warrants may be freely sold in the open market. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

We may have to pay damages to purchasers of 12% Senior Secured Notes if we are unable to fulfill our obligations to register shares of our common stock issuable upon exercise of the Warrants, which would increase our expenses and reduce our cash resources.

In connection with the issuance of the Warrants, we agreed to register with the SEC the shares of common stock issuable upon exercise of the Warrants in accordance with terms set forth in the Securities Purchase Agreement. Under the terms of the Securities Purchase Agreement, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within the time periods specified in the Securities Purchase Agreement or we otherwise fail to comply with certain provisions set forth in the Securities Purchase Agreement, we may be determined to be in breach of such agreement and required to pay damages to the investors to which we issued the Warrants. There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective as required under the Securities Purchase Agreement. Any payment of damages would increase our expenses, reduce our cash resources and may limit or preclude us from advancing our product candidates through clinical trials or otherwise growing our business.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future, if ever. It is the present policy of our board of directors to retain our earnings, if any, for the development of our business. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend upon, among other things, our earnings, capital, regulatory requirements and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy, clinical and regulatory plans and the timing thereof, and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions described or incorporated by reference in this prospectus.

There can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include, among others, those discussed in the section entitled “Risk Factors” beginning on page 3 of this prospectus and the risk factors incorporated by reference in this prospectus as described in that section, and the other information included in this prospectus as well as other risks described in this prospectus and our subsequent filings with the SEC.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made and we assume no obligation to update any of these statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash for general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTC Bulletin Board under the symbol “INSV.” Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The following table sets forth the high and low closing sales prices for our common stock as reported by the OTC Bulletin Board for the periods indicated. These prices do not include retail mark-ups, mark-downs or commissions.

	High ($)	Low ($)
2013
First Quarter	0.36	0.28
Second Quarter	0.34	0.30
Third Quarter	0.34	0.17
Fourth Quarter	0.30	0.19
2014
First Quarter	0.32	0.20
Second Quarter	0.20	0.12
Third Quarter	0.36	0.16
Fourth Quarter	0.35	0.17

On February 18, 2015, the closing sale price per share of our common stock on the OTC Bulletin Board was $0.22.

On February 18, 2015, we had 131,951,033 shares of common stock outstanding and approximately 149 stockholders of record.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future, if ever. It is the present policy of our board of directors to retain our earnings, if any, for the development of our business.

PRINCIPAL AND SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock set forth below. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

Based on the information provided to us by the selling stockholders, and assuming that the selling stockholders sell all of the shares of common stock owned by them that have been registered by us pursuant to the registration statement of which this prospectus forms a part and do not acquire any additional shares of common stock, each selling stockholder will not own any shares of common stock other than the shares appearing in the column entitled “Beneficial Ownership After Offering.” We cannot advise you as to whether the selling stockholders will, in fact, sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Unless otherwise indicated below under “Certain Relationships and Related Party Transactions,” based on representations made to us by the selling stockholders, the selling stockholders do not, and within the past three years did not, have any position, office or other material relationship with us or any of our affiliates.

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of January 31, 2015 by our named executive officers and directors, all of our executive officers and directors as a group, and each person who is known by us to beneficially own more than five percent of our common stock. In addition, the following table sets forth the name of each selling stockholder and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe that each of the beneficial owners and selling stockholders listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

	Beneficial Ownership Prior to Offering (1)		Common Stock Being Offered Pursuant to this Prospectus (Maximum Number that May Be Sold) (3)	Beneficial Ownership After Offering (1)
Beneficial Owner	Shares	Percentage of Class (2)		Shares	Percentage of Class (2)
Named Executive Officers and Directors (4):
Timothy Ruane	4,077,468	3.00%	—	4,077,468	3.00%
Louis Drapeau	2,204,697	1.65%	—	2,204,697	1.65%
Lyle M. Bowman, Ph.D.	1,323,030	*	—	1,323,030	*
Kamran Hosseini, M.D., Ph.D.	1,373,068	1.03%	—	1,373,068	1.03%
Surendra Patel	842,633	*	—	842,633	*
Timothy McInerney (5)	2,097,128	1.57%	649,676	1,447,452	1.09%
Brian Levy, O.D. M.Sc.	506,250	*	—	506,250	*
Robert O’Holla	780,000	*	—	780,000	*
Craig A. Tooman	493,750	*	—	493,750	*
Anthony Yost	780,000	*	—	780,000	*
All current executive officers and directors as a group (10 persons)	14,478,024	9.97%	649,676	13,828,348	9.52%

Principal Stockholders:

Broadfin Capital, LLC (6)

237 Park Avenue, Suite 900

New York, New York 10017

Broadfin Healthcare Master Fund, Ltd.

20 Genesis Close

Ansbacher House, 2nd Floor

P.O. Box 1344

Grand Cayman KY1-1108 Cayman Islands

Kevin Kotler c/o Broadfin Capital, LLC 237 Park Avenue, Suite 900 New York, New York 10017	17,071,866	12.57%	—	17,071,866	12.57%
Coliseum Capital Management, LLC. (7) Coliseum Capital, LLC Coliseum Capital Partners, L.P. Adam Gray Christopher Shackelton Metro Center 1 Station Place, 7th Floor South Stamford, CT 06902	12,889,895	9.62%	—	12,889,895	9.62%
Eli Jacobson (8) 125 Broad Street, 32nd Floor New York, NY 10004	11,050,676	8.37%	—	11,050,676	8.37%
Ayer Capital Management, LP (9) ACM Capital Partners, LLC Jay Venkatesan 230 California, Suite 600 San Francisco, CA 94111	8,584,357	6.41%	—	8,584,357	6.41%
Pinto Technology Ventures, L.P. (10) Pinto Technology Ventures GP, L.P. Pinto TV GP Company LLC Matthew Crawford Evan S. Melrose c/o PTV Sciences 221 West 6th Street, Suite 700 Austin, Texas 78701	8,052,125	6.10%	—	8,052,125	6.10%

Selling Stockholders (11):
Anthony G. Polak “S” (12)	48,726	*	48,726	—	—
Amy Polak	48,726	*	48,726	—	—
Domaco Venture Capital Fund (13)	48,726	*	48,726	—	—
Jay Moorin	162,420	*	162,420	—	—
James Kelly	48,726	*	48,726	—	—
RBC Capital Markets LLC Custodian Ronald Lazar (IRA) (14)	19,491	*	19,491	—	—
Nicholas Ponzio	64,968	*	64,968	—	—
Warrenton Ventures, LLC	64,968	*	64,968	—	—
James Cannon	649,676	*	649,676	—	—
LM Plus 4 Corporation	146,178	*	146,178	—	—
Nicky V LLC	1,461,770	1.10%	1,461,770	—	—
Garo Armen	194,903	*	194,903	—	—
Kash Flow 18 LLC (15)	649,676	*	649,676	—	—
RL Capital Partners, L.P.	38,982	*	38,982	—	—
Jamie Polak (16)	19,491	*	19,491	—	—

Anthony Gerace	324,839	*	324,839	—	—
Ezra S. Kazam	50,323	*	50,323	—	—
Joshua Kazam Trust	50,323	*	50,323	—	—
Kesef Investment LLC	33,549	*	33,549	—	—
Kingsbrook Opportunities Master Fund LP	301,933	*	301,933	—	—

*	Less than 1%.
(1)	Includes shares of common stock underlying stock options and warrants exercisable within 60 days of January 31, 2015.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 131,951,033 shares of common stock outstanding as of January 31, 2015. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon exercise of warrants or any options held by such stockholder, which are exercisable within 60 days of January 31, 2015.
(3)	All 5,078,070 shares of common stock offered pursuant to this prospectus are issuable upon exercise of the Warrants.
(4)	The address for our executive officers and directors is c/o InSite Vision Corporation, 965 Atlantic Avenue, Alameda, CA 94501. Includes shares of common stock underlying stock options exercisable within 60 days of January 31, 2015 as follows: Mr. Ruane—3,797,468, Mr. Drapeau—1,864,697, Dr. Bowman—1,246,022, Dr. Hosseini—1,365,715, Mr. Patel—812,979, Mr. McInerney—780,000, Dr. Levy—506,250, Mr. O’Holla—780,000, Mr. Tooman—493,750, and Mr. Yost—780,000. Also includes shares of common stock underlying warrants, exercisable within 60 days of January 31, 2015, as follows: Mr. Ruane—80,000, Mr. Drapeau—80,000, Dr. Bowman—1,320, Mr. Patel—6,666 and Mr. McInerney—716,342.
(5)	Mr. McInerney is an affiliate of a registered broker-dealer. The securities owned by Mr. McInerney were purchased in his individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Mr. McInerney had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(6)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2013 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler. Amount is comprised of 13,171,866 shares over which Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler have shared voting and dispositive power. Amount also includes warrants to purchase 3,900,000 shares of common stock issued to Broadfin Healthcare Master Fund, Ltd.
(7)	Information is based on the Schedule 13G/A filed with the SEC on February 17, 2015 by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Blackwell Partners, LLC, Adam Gray and Christopher Shackelton. Amount is comprised of 10,889,895 shares over which Coliseum Capital Management, LLC and Messrs. Gray and Shackleton have shared voting and dispositive power, 6,545,911 shares over which Coliseum Capital, LLC has shared voting and dispositive power and 6,545,911 shares over which Coliseum Capital Partners, L.P. has shared voting and dispositive power. Amount also includes warrants to purchase 2,000,000 shares of common stock issued to Coliseum Capital Management, LLC.
(8)	Information is based on the Schedule 13G/A filed with the SEC on February 17, 2015 by Eli Jacobson. Amount is comprised of 11,050,676 shares over which Eli Jacobson has sole voting and dispositive power.
(9)	Information is based on the Schedule 13G/A filed with the SEC on February 15, 2013 by Ayer Capital Management, LP, ACM Capital Partners, LLC and Jay Venkatesan. Amount is comprised of 6,584,357 shares over which Ayer Capital Management, LP, ACM Capital Partners, LLC and Jay Venkatesan have shared voting and dispositive power. Amount also includes warrants to purchase 1,803,488, 51,930 and 144,582 shares of common stock issued to Ayer Capital Partners Master Fund, LP, Ayer Capital Partners Kestrel Fund, LP, and Epworth-Ayer Capital, respectively.
(10)	Information is based on the Schedule 13D/A filed with the SEC on August 31, 2010 by Pinto Technology Ventures, L.P., Pinto Technology Ventures GP, L.P. and Pinto TV GP Company LLC (the “Pinto Entities”) and Matthew Crawford and Evan Melrose. Amount is comprised of 7,744,621 shares over which the Pinto Entities, Matthew Crawford and Evan Melrose have shared voting and dispositive power, 128,000 shares over which Mr. Crawford has sole voting and dispositive power and 179,504 shares over which Dr. Melrose has sole voting and dispositive power. Mr. Crawford and Dr. Melrose disclaim beneficial ownership in the shares held by the Pinto Entities, except to the extent of their pecuniary interest therein. The amount does not include 858,015 warrants over which the Pinto Entities, Mr. Crawford and Dr. Melrose have shared voting and dispositive power, 400,000 of which expired unexercised in December 2010 and the remaining 458,015 of which expired unexercised in August 2011.

(11)	Comprised of shares of common stock underlying warrants, exercisable within 60 days of January 31, 2015.
(12)	Mr. Polak is an affiliate of a registered broker-dealer. The securities owned by Mr. Polak were purchased in his individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Mr. Polak had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(13)	Domaco Venture Capital Fund is an affiliate of a registered broker-dealer. The securities owned by Domaco Venture Capital Fund were purchased for its own account and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Domaco Venture Capital Fund had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(14)	Mr. Lazar is an affiliate of a registered broker-dealer. The securities owned by Mr. Lazar were purchased in his individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Mr. Lazar had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(15)	Kash Flow 18 LLC is an affiliate of a registered broker-dealer. The securities owned by Kash Flow 18 LLC were purchased for its own account and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Kash Flow 18 LLC had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(16)	Ms. Polak is an affiliate of a registered broker-dealer. The securities owned by Ms. Polak were purchased in her individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Ms. Polak had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors, 5% or greater stockholders and any of their immediate family members or entities affiliated with them since January 1, 2012. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

2014 Securities Purchase Agreement

Timothy McInerney, the Chairman of our board of directors, was a purchaser in the offering of our 12% Senior Secured Notes and Warrants and is a principal of Riverbank Capital Securities, Inc., the placement agent under the Securities Purchase Agreement. Mr. McInerney committed to purchase up to $1 million in aggregate principal amount of 12% Senior Secured Notes under the Securities Purchase Agreement. As of December 10, 2014, Mr. McInerney has purchased $666,666 in aggregate principal amount of our 12% Senior Secured Notes and has been issued Warrants to purchase 287,357 shares of our common stock at an exercise price of $0.33 per share, and 362,319 shares of our common stock at an exercise price of $0.26 per share. The placement agent receives a cash commission equal to 6% of the gross proceeds from the sale of our 12% Senior Secured Notes and issuance of the Warrants. As of December 10, 2014, we had paid $311,800 in commissions to the placement agent pursuant to our engagement letter with the placement agent.

We have the right to sell and issue additional tranches of our 12% Senior Secured Notes and to issue additional Warrants in connection with such notes at any time prior to October 9, 2016, until the aggregate principal amount of all 12% Senior Secured Notes sold pursuant to the Securities Purchase Agreement equals $7,795,000. Mr. McInerney is obligated to purchase up to an additional $333,334 of our 12% Senior Secured Notes pursuant to the Securities Purchase Agreement.

Mr. McInerney’s participation as a purchaser under the Securities Purchase Agreement was on the same terms as the other purchasers that are unaffiliated with us. Mr. McInerney resigned from the Audit Committee of our board of directors effective as of October 9, 2014, but remains the Chairman of our board of directors.

Indemnification Agreements

Our restated certificate of incorporation, as amended, or our Certificate of Incorporation, provides for indemnification of our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. Each of our current directors and executive officers has entered into separate indemnification agreements with us. In addition, our Certificate of Incorporation limits the liability of directors to us or our stockholders to the fullest extent permitted by the DGCL.

DESCRIPTION OF CAPITAL STOCK

The below discussion of our capital stock, our restated certificate of incorporation, as amended, or our Certificate of Incorporation, and our amended bylaws, or our Bylaws, is only a summary and is not complete. For more information regarding our capital stock which may be offered by this prospectus, please refer to our Certificate of Incorporation and our Bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our Certificate of Incorporation authorizes the issuance of 240,000,000 shares of common stock, $0.01 par value per share. As of February 18, 2015, 131,951,033 shares of common stock were issued and outstanding, warrants to purchase up to an aggregate of 19,869,446 shares of common stock were outstanding, 24,258,358 shares of common stock were reserved for issuance pursuant to outstanding options or available under our equity incentive and compensation plans and no shares of preferred stock were outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Registration Rights

Pursuant to the Securities Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission within 90 days of closing each tranche of notes and Warrants issued therewith to register the resale of the common stock issuable upon exercise of the Warrants issued in connection with the closing of such tranche. The Company has also agreed to use its best efforts to have each such registration statement declared effective by the Securities and Exchange Commission within 120 days of the closing of each tranche (or 180 days after the applicable closing date in the event the Commission issues comments on the registration statement).

Preferred Stock

Our board of directors has authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on common stock, diluting the voting power of common stock, impairing the liquidation rights of common stock or delaying or preventing a change in control of our company without further action by the stockholders.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a ‘‘business combination’’ is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and, subject to certain exceptions, an ‘‘interested stockholder’’ is a person who, together with his, her or its affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by a stockholder must be delivered not earlier than 120 days prior to the annual meeting and not later than the later of 90 days prior to the annual meeting or 10 days after the day on which we publicly announce the date of the annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in our Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our Bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called by our Chairman of the Board, our Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of directors. For director nominations to be properly brought before a special meeting of stockholders at which directors are to be elected, a stockholder must give notice thereof in writing not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which we publicly announce the date of the special meeting and of the nominees proposed by our board of directors to be elected at the special meeting.

No Stockholder Action by Written Consent

Our Certificate of Incorporation and Bylaws do not permit our stockholders to act by written consent for any actions required or permitted to be taken at any annual or special meeting of stockholders.

Super-Majority Stockholder Vote Required for Certain Actions

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal (i) the provision relating to the indemnification of our officers and directors and (ii) the prohibition on action by written consent of the stockholders in lieu of a meeting. This 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 66 2/3% vote is also required for any amendment to, or repeal of, our Bylaws by the stockholders. Our bylaws may be amended or repealed by a 66 2/3% vote of our board of directors.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, NY 11219.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash as described in the section entitled “Use of Proceeds.” We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Securities Purchase Agreement, estimated to be $41,172 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights provisions of the Securities Purchase Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Securities Purchase Agreement, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Jones Day, Palo Alto, California.

EXPERTS

The consolidated financial statements of InSite Vision Incorporated as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 incorporated by reference in this Registration Statement on Form S-1 have been so incorporated in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website at www.insitevision.com under the caption “Investors—SEC Filings.” These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding any portions of such documents that have been “furnished but not filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 18, 2015 (SEC File No. 000-22332); and

•	our Current Report on Form 8-K filed with the SEC on February 4, 2015 (SEC File No. 000-22332).

These reports and documents can be accessed free of charge on our website at www.insitevision.com under the caption “Investors—SEC Filings.” We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such reports and documents unless such exhibits are specifically incorporated by reference into the reports and documents that this prospectus incorporates. Please send written requests to:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

Attn.: Secretary

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

INSITE VISION INCORPORATED

5,078,070 Shares of Common Stock

PROSPECTUS

March 17, 2015